Exhibit 99.2

FINANCIAL DYNAMICS

Moderator: Eric Boyriven

September 11, 2006

8:30 am CT

Operator:	Good morning. My name is (Judy) and I will be your conference operator today. At this time I would like to welcome everyone to the FTI Consulting conference call.

All lines have been placed on mute to prevent any background noise. After the speakers remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad.

If you would like to withdraw your question press star then the number 2. Thank you. I will now turn the call over to Mr. Boyriven. Sir you may begin your conference.

Eric Boyriven:	Good morning. By now you should have received a copy of the press release. If not, copies of the press release can be found on the FTI Web site at www.FTIConsulting.com. This conference call is being simultaneously Web cast on the company’s Web site.

A replay of this call will be available through December 11, 2006. Participating on this morning’s call from FTI are Dennis Shaughnessy, Chairman, Jack Dunn, President and CEO, and Ted Pincus, CFO.

Management will begin with formal remarks after which they will take your questions. In addition please note that certain statements made by the company on this conference call and are not historical facts but that relate to future plans, events, or performances are forward-looking statements within the meaning of the Federal Securities laws.

The company’s actual results may differ materially from those expressed in any forward-looking statements made by the company. Forward-looking statements involve a number of risks, or uncertainties including but not limited to the risks described under the heading risk factors in the company’s filings with the Securities and Exchange Commission.

All forward-looking statements are qualified by those risk factors. All statements made by the company in this presentation are further qualified in all respects by the information disclosed in the company’s filings with the Securities and Exchange Commission.

These statements are only predictions. The company is under no duty to update or revise any forward-looking statements to conform such statements to actual results or events and does not intend to do so.

With these formalities out of the way I’d like to turn the call over to Jack Dunn, President and CEO. Jack please go ahead.

Jack Dunn:	Thank you very much. Good morning everyone and thank you for joining us this morning to discuss our important announcement regarding our agreement to purchase FD International Holdings Limited or Financial Dynamics as it is better known throughout the world.

The transaction with one stroke accelerates two important strategic objectives for us. First it accelerates our 2009 plan by further diversifying our consulting capabilities into a new practice where we will have global market leadership with a significant predictable recurring income stream.

And second it dramatically accelerates our growth in markets outside the United States by providing us with a platform of mature deeply ingrained trusted advisor relationships and infrastructure in the major financial capitals of the world.

On this call this morning we will present an overview of the transaction and provide details on it as well as strategic rationale. We will give you some insights into how we expect to combine companies to operate going forward. Following our prepared remarks we will welcome your questions.

To begin discussion of the transaction and its transformative aspects for our company I’d like to turn the call over to Dennis Shaughnessy. Two years ago Dennis joined us with a mandate to broaden our global strategic thinking. This transaction is very much the product of his thought and leadership in moving us into a brave new market with a bold step. Dennis.

Dennis Shaughnessy:	Thank you very much Jack. As we consistently talked to you about over the last two years we developed in the beginning of 2005 a strategic plan to be a billion dollar revenue business by 2009 with 25% EBITDA margins before stock compensation expense and then finally with a 15% of our revenue component being generated by nine non-U. S. sources.

With the acquisitions last year and this year of Ringtail and International Risk now coupled with our potential acquisition of FD we will more than have met our goal of the 15% of revenue being generated off shore.

We are paying approximately $260 million for Financial Dynamics and this represents a (multiple) about 7.8 times estimated ‘06 EBITDA of $33 million. The acquisition will be accretive next year to our earnings to the tune of approximately 15 cents per share, that number will be influenced either on a positive basis or a slightly negative by the final appraisals of intangibles which of course will be amortized over a four to five year period of time.

Why Financial Dynamics and why, you know, is this going to be a good fit. I think there are probably three major areas that we should address in trying to define for you, you know, our vision of the overall company as well as why Financial Dynamics facilitates the execution (unintelligible).

We are a company that provides critical solutions to the board rooms of C-Suite and trusted advisors to solve enterprise risks oriented problems for companies.

Financial Dynamics is doing exactly that. Financial Dynamics interfaces around the world with C-Suites board rooms, trusted advisors such as the major international investment banks, the major commercial banks, and the world’s largest and most reputable law firms.

We will be joined by 450 professionals who are experts in a wide variety of communications fields. FD provides crisis communications, investor communications, brand management strategic consulting, and government relations consulting.

It is a leader in all of these fields and it’s the gold standard in Europe and Asia. We will obtaining expertise which we feel will cross sell very easily into our existing client base and we look forward to the ability of cross selling our services into their extensive base of clients not only in the U.S. but of course in Europe, Middle East, and Asia.

FD brings to us a very profitable international channel of distribution for our other services. In Europe they are based in London but with offices in Frankfurt, Paris, Dublin, and Moscow. In the Middle East they’re in the financial capital of Dubai and they have a strong presence in South Africa in Johannesburg and Cape Town.

And finally they have a very large and aggressive operation in servicing Asia out of Hong Kong. They of course are in the financial capital of our country in New York, the governmental seat of Washington and the West Coast financial center of San Francisco.

We feel that this channel of distribution profitable, you know, across its reach will allow us to overlay our services in an efficient manner with an acceptable cost and a much more fast tracked path to favorable results. We already are seeing the benefits of our association without actually consummating the acquisition.

We have teams of people from both sides of the houses that are making joint presentations to clients around the world as we speak. Our two operations in Hong Kong have hit the ground running together and, you know, are already formulating joint pitches and already cross selling each other’s services.

Our restructuring group here in the States have been working with the crisis communications people not only here in the States but over in Europe to inject our services into numerous client relationships that FD already has existed.

We feel that we are acquiring a partner in FD. This is an extremely well run firm with profit margins that are very similar to our own. It has a culture of superior client service, dedication and integrity which we feel fits exactly with our core values.

With the step of acquiring FD we have accelerated our five year strategic plan by more than a year. We feel comfortable that we will not only reach our billion dollar revenue mark as well as improve our margins to the 25% EBITDA level but we will most likely do it a year ahead of schedule.

With that I’d like to turn it back to Jack for some further amplification on our investment.

Jack Dunn:	Great thank you very much Dennis. I’d like to perhaps drill down a little granularly on some of the things that Financial Dynamics does and what our business rationale was for taking this step.

FD is one of the world’s leading business and financial communications consulting firms with a superb brand name and a 20 year history of providing strategic communication solutions to issues that affect its clients within the context of the corporate board room.

It consults to over 750 clients, many of whom are the world’s leading corporations, governments, and private sector groups. FD operates through a global network of almost 500 professionals including more than 165 of whom of course would be considered senior consultants.

Its business model is unique in terms of its areas of expertise and specialization as well as the integration of its services. The core of its business is positioned at the high end of the market addressing those issues that weigh heavily on senior management. With FTI we’ll operate as a separate segment under its existing leadership who are two fantastic energetic guys, Charles Watson and Declan Kelly.

Its business is structured around four key practices, financial communications in which it advises clients on matters that effect the valuation of their securities in the public markets such as M&A transactions, IPOs, regulatory and corporate governance issues, and financial markets intelligence.

Brand communications is the second area where it advises on issues pertaining to the products and services of its clients not just to get their message out and their branding but actually to give them strategic advice based on quantitative and qualitative analysis on the markets they should be approaching and how to make those approaches.

The third area it operates is public affairs and crisis and issues management. Here FD advises its clients on issues effecting corporate and organizational reputation, their relationships with governments at the national and local level, public policy and all aspects of crisis communications to every audience.

Finally kind of wrapping up all these other areas it provides business consulting. It’s really at the intersection of these practices FD’s business consulting practice which uses extensive diagnostic research tools to assess brand reputation and valuation issues and develop strategies to address and resolve the issues coming from the research.

The business is structured around an industry sector model where FD professionals and teams of professionals bring a deep knowledge of their clients businesses to their communications.

The firm has strong practices in the technology telecom area which completely are complimentary to ours, retail consumer, life science, life sciences, industrials, financial services, and public sector just to name a few.

As you can tell from that description their areas of domain expertise very closely mirror our own. It was the strategic nature of FD service offering however both the business consulting and the industry expertise and the resulting high level of client engagement that attracted us.

Its business characteristics are very much like those of FTI. It generates premium rates for its services, a high degree of revenue per consultant, and extremely high proportion of its revenue 80% comes from retained clients and it produces profit margins that we believe are among the highest in their industry.

Another factor that attracted us is that it is truly an international firm with a presence in 24 of the world’s premiere business and capital markets. In Europe FD has two locations in the UK and one each in Ireland, France, and Germany.

In the emerging markets the company has an office in Moscow, a rapidly growing presence in Asia managed out of Hong Kong as

Dennis mentioned, and leverages four joint ventures in four cities in China.

It has a strong and growing presence in the Middle East in India again through joint venture locations in three key cities and finally two offices again as Dennis mentioned in South Africa. FD has a broad geographical revenue mix with the majority of its revenues being generated outside the U.S. the largest portion of which is generated by the U.K.

About 80% of their business as I mentioned is recurring or retainer based. I would also like to make the point that these results have been achieved while FD has made significant investments in building out its business in new geographical markets and practices.

Some of these investments have not yet grown to full maturity so we believe that there are still economies of scale and efficiencies to be gained in certain portions of the business which have the potential to further enhance profitability.

With regard to our strategic rationale I’d like to revisit some of the goals Dennis laid out for the company. As you know we set out to be a company with a billion dollar of revenue by 2009 with about 150 million of that coming from outside the U.S.

We want to get into new consulting areas that will diversify our exposure to different economic cycles that can drive organic growth for the business and can provide substantial cross selling opportunities across our practices.

Acquisitions have always been an integral part of our strategy for achieving these objections. From the great professionals that came to us from PWC and made us the leader in restructuring in the United States to the professionals from KPMG who made us a leader in forensic accounting, both these groups laid the foundation for our company.

Later on the great professionals from Ringtail, Ten Eyck, Cambio, Helios, and Compass among others have helped us to build out our capabilities in our markets. This acquisition brings us a company that aligns very closely with ours and moves us significantly closer to the achievement of our strategic goals.

FD is expected to generate revenue this year of over $120 million so it moves us substantially closer to our goal of a billion dollars in revenue but the great news is that’s for 2008 instead of 2009.

Building out our international framework has been a key focus for us and with the acquisition we will immediately have a significant international presence, blue chip clients, and an infrastructure that will enable us to manage large scale relationships across multiple countries.

Because of FD’s global diversification our international revenue at this point will almost triple. We will also be getting an immediate market leadership in a new practice area that we believe is exceedingly complimentary to our current consulting expertise and where we think we can generate substantial collaborative opportunities in both directions.

Let me give you some preliminary thoughts on where we think we can realize these collaborations. In terms of how we can benefit from FD,

FD’s consulting capabilities greatly enhance those they have already established, this gives FD an opportunity to do a deeper dive from a financial analytic expert and add additional domain expertise to the work that they already do on a strategic basis for their clients.

So we see FD as a direct channel to reach their several hundred clients with whom they interface at the Director, CEO, and CFO levels. We catapult our international growth by acquiring an existing infrastructure and client base in key markets across Europe, India, and Asia which spares us from having to make Greenfield investments in those areas individually in each market.

From the flip side we see a tremendous ability to integrate what FD does into our client engagements across a broad range of activities. Some of our key constituencies with whom we have broad and deep relationships include law firms, and investment banks, and private equity investors.

It’s not hard to see the value of communications that support the securities, regulatory, and litigation issues and the capital market transactions that we are already working on with our partners in these industries.

And because these situations effect market valuations reputations and the ongoing business, strategic communications can have tremendous impacts on the value of the outcomes enhancing our role but importantly our value proposition to our clients.

Not only do we think our existing clients will embrace the professional offerings and expertise that FD brings, we further think that going into potential new client situations and at the present time we have about five teams already working on major joint opportunities that with an integrated communications capability we will meaningfully enhance our competitive position and enable us to win more business.

If you remember the basic core value of FTI is to preserve and enhance value for our clients and often how the story is told and the assignments in which we get is an important as what the story is.

We expect that the combined dynamics of FTI bringing FD into its engagements and the consulting expertise that FTI bring to FD client portfolio can only help to sustain or accelerate the growth momentum and profitability that both firms already enjoy.

With all the great excitement here about the integration and collaboration of our two great firms it’s also important to look at FTI’s market in its own right. We believe the communications market has a tremendous outlook and compelling drivers and that we are purchasing one of the premiere players in it.

Propelling growth in the market is the fact that corporations are becoming increasingly aware of the importance of reputation to their competitive advantage as we mention that factor when we also mention International Risk and therefore embracing communications as a key strategic activity.

They are also operating in an environment of heightened regulatory scrutiny and requirements such as Sarbanes Oxley, Reg FD, and on the other side of the pond the EU governance codes, all these drive the need for enhanced communication skills.

Most importantly there is a tremendous migration from traditionally less familiar countries to access global capital markets around the world. To some it’s somewhat frightening and sad that there is increasing interest in moving these capital markets transactions from outside the U.S. but that’s the reality of the global capital markets today.

FD is the cutting edge, it is the bridge and the liaison between these issuers and the goals they seek which are now increasingly on an ever more sophisticated and global basis.

These drivers run independently of macro-economic trends so we think this is a business that doesn’t have to depend on a favorable or particular market environment or strong economy to perform well.

FD is uniquely positioned within this market. There are the large global agencies who do PR and public affairs crisis communications but they are not strong on the financial analysis on the communications side.

Conversely there are those who do focus on financial communications but they tend to be (boutiques) without the ability to consult across a broad spectrum of issues or the ability to deliver on a global basis.

No one we’ve been able to identify provides the combination of financial branding and public affairs crisis capabilities on a global basis and no other firm integrates business consulting into their practice like FD.

Now they are even stronger with the – in the array of services they can provide through the complimentary services of FTI. Before I close I’d like to take a minute to recap the important points and underscore the merits of our acquisition.

First FD delivers on the important strategic compared to the diversifying our business mix and expanding our business into over seas markets on a mature sophisticated already built basis. We’ll be getting into a new practice area that compliments our existing practices and we will be acquiring an infrastructure and a set of relationships that will drive our international expansion.

Second its business characteristics align extremely closely to ours in terms of a predictable revenue streams coming from retained clients, high profit margins, robust organic growth, and most importantly dedication to those clients down to our very soul.

We anticipate substantial opportunities to cross sell our respective capabilities, our services are complimentary and we engage in different aspects of many of the same issues so we think there will be a occasions where our firms can be mutually supportive.

Finally the communications market in its own right is just a darn great business and FD is one of the premiere firms in it. It has a strong brand name, is positioned where the key demand drivers are, and offers the right set of capabilities as witnessed by the historical growth rates of 30%.

And we are convinced that our combined set of skills will make a successful company even more successful. With that I’d like to turn it over to questions.

Operator:	At this time I would like to remind everyone in order to ask a question please press star then the number 1 on your telephone keypad. We will pause for just a moment to compile the Q and A roster.

Your first question comes from the line of Arnie Ursaner with CJS Securities.

Arnie Ursaner:	Hi good morning, first of all congratulations. First question I have is regarding the growth rate of the company. Can you give us a feel for what FD’s growth rate has been and as a follow up to that they’ve got a pretty substantial earn out that will kick in over five years. What are the metrics that would have to met for that to be paid out in full?

Dennis Shaughnessy:	The growth rate, Arnie its Dennis, you know, the growth rate has been on a compound basis over the last four years about 30% in revenues and about 60% in EBITDA.

There’s been some small acquisitions that they’ve put in there but it has been predominately an organic driven growth rate. As far as the actual pay out is concerned, it’s a tiered earn out.

It has a base that would accrue 100% to FTI basically covering in capital costs that has a sharing arrangement in the next tier, I’m sorry it has a pay out for them in the second tier and then a sharing arrangement in the third tier.

You know, they would have to out perform, you know, significantly where they are in order to obtain the earn out, you know, in a relative short period of time. If they kept their model basically the way it is growing at around the rate they’re growing, they would earn the earn out on a maximum basis at about the end of the term.

So it is their incentive in the way it’s paid out to exceed, you know, their plan. On the other hand, they simply stay at this rate they would earn, you know, the earn out, you know, by the end of the earn out period.

Arnie Ursaner:	Okay and that money would go directly to the principals involved?

Dennis Shaughnessy:	Yes, there are approximately 140 management shareholders in FD and they would be the ones most of them would be the ones holding the earn out.

Jack Dunn:	Yeah their business leaders are incentivized every day to come in and make sure that they exceed their targets so they can get that earn out.

Dennis Shaughnessy:	Arnie, we think it’s an excellent way of aligning the interest of the key business producers around the world with those of our management to produce the maximum earnings and share in it through the earn out.

Arnie Ursaner:	Well I think that’s really an issue given some of the past acquisitions. I applaud you that sounds like a great structure. Jack I think you’ve done a great job explaining why this is a lot more than just an investor relations firm where most of us know FD but what percent of their revenues are tied to IR per say?

Jack Dunn:	I would say probably on just basic straight IR you’d probably think about maybe somewhere around 35 to 40% would be the straight kind of chopping wood and carrying water where they would help companies with everything from their conference calls to the critical releases that come up to comp strategy for brand and things like that.

And the rest is really things where companies come to them with business problems and they’re in a position to not only devise a strategy for the resolution of the issue but to also have a senior trusted advisor position where they’re helping firms who maybe coming from Russia in terms of accessing the capital markets or from places that aren’t traditionally do it and helping them get prepared for entering those capital markets including what advisors they will choose for all kinds of areas from law to underwriters to firms like the traditional practices that offer FTI.

So they really sit at the right hand of their clients, they’ve gotten us already access to four or five C-Suite officers that potential Fortune, but not only Fortune 500 but Global 100 companies so this is really – we’ve kind of short hand here is its not your father’s IR firm anymore, this is really much more of a business advisory practice that has global reach.

Arnie Ursaner:	A final question real quick. I think you gave us the percent of their business that’s on a retainer but what is the trend of that?

Jack Dunn:	The trend of that has been pretty solid. What they do is they have the retainer business where the companies want to keep them advised and then obviously companies have, you know, either clients that are not retained based have incident driven work or they have work that comes in over the transom because the law firms and other firms, advisory firms throughout the world recognize their ability to come in and help.

Arnie Ursaner:	Thank you.

Jack Dunn:	Great thank you Arnie.

Operator:	Your next question comes from the line of Lionel Jolivot with Barclays.

Lionel Jolivot:	Thank you and good morning.

Jack Dunn:	Good morning.

Lionel Jolivot:	Quick question now just I mean you gave the revenue and EBITDA for FD, I’m just wondering what’s the cash flow profile for the company and it seems from your comments that the business has been investing quite a lot in the past few years.

I mean do you expect any major investments in the near future or is FD already cash flow positive?

Jack Dunn:	No it mirrors our own in terms of they reinvest their capital when they opportunistically the chance to pick up an agency or more importantly when a clients says we need you in Dubai or we need you in South Africa.

But on a going forward basis we think their cash flow needs, their CAPEX needs are going to be like ours with the retained base their receivables are exceptionally short and they don’t make large CAPEX investments so that they have cash flow characteristics like ours.

Lionel Jolivot:	Okay great. And just to be clear, FD will be run as a stand alone division, its not going to be merged into economic consulting?

Jack Dunn:	That’s correct.

Lionel Jolivot:	I mean just some best forms, I mean historically you have been pretty clear that you wanted to grow the economy consulting business, I mean does this transaction change your appetite for the acquisition in economy consulting?

Jack Dunn:	What it does is expand our ability for example, FD for example is an advisor to the bond holders in the Euro tunnel, the (chunnel) transactions, they have already referred us business for our economic consultants across in the economic union.

So what it does is it just gives senior – if you remember the way we grow in that business is not necessarily by buying companies but by getting senior big named economists to join us on a consulting basis given now an international reputation, it enhances greatly our ability to hire those people as opposed to have to acquire them.

Dennis Shaughnessy:	We think that the reach of FD so deeply into the European financial community through their clients they obviously are representing now and will represent in the future and the M&A activity where they are the spokesman for the company in helping design a communication strategy will be critical to us as we move forward with our economic practice before the commission in Brussels helping these companies negotiate what will become a trickier path to future corporate consolidations based upon the heightened regulatory scrutiny, not only in Brussels but over here in the United States.

Jack Dunn:	Yeah, when you consider that on a retained basis a large percentage of the work is M&A related, that’s the exact grist for the mill that drives the economic consulting practice.

Lionel Jolivot:	Okay. And then, you know, it seems that your leverage when you go (unintelligible) for almost a full (unintelligible) it seems that you’ll basically be back to the levels where you were roughly a year ago after the initial bond deal.

I mean what’s your outlook for leverage? I mean do you expect at this point to stop and maybe – and you cannot really pay down the load of debt so will you continue to (unintelligible) use most of your free cash flow for acquisitions in the near-term and what’s your target for leverage say a year from now?

Jack Dunn:	Well, part of the reason that we structured in the transaction using a little bit of shorter-term debt was because we would like to pay it off. As you know, our cash flow characteristics are exceptional so we will pay it off and then I think after that we would look at reinvestments in our business and possibly buying back stock, the things that we have traditionally done to try to enhance shareholder value.

Lionel Jolivot:	Okay, so no real change.

And last thing; what’s the timing of the bond deal?

Jack Dunn:	We would hope to begin that as soon as we can and we would hope that by the end of the month or so that we would be able to close that.

Lionel Jolivot:	Okay, perfect. Thank you very much.

Jack Dunn:	Thank you.

Operator:	Your next question comes from the line of Tobey Sommer with Sun Trust Humphrey.

Tobey Sommer:	Thanks. Wanted to ask a question about management contracts and kind of the extent to which you’re able to tie up senior people. You know, you said you had about 140 management shareholders. Could you describe the relationship you’re going to have with them going forward?

Dennis Shaughnessy:	Yeah. Tobey, it’s Dennis. The top three people in the company have in fact signed new long-term contracts. They are tied up for, you know, a substantial period of time – five years and they have a two-year covenant not to compete that runs after that five-year period of time.

Almost 100% of the management shareholders, the 140, have agreements which are already in place. We really inherited those agreements and they are in good stead and we are leaving those alone. They have normally one-year covenants not to compete that are attached to those agreements. A lot of those agreements are Evergreen agreements.

In the earn-out of course if someone would leave they would still be entitled to the earn-out but if they would compete and violate their competition agreement they would be forfeiting any rights to the earn-out.

So we’re looking at it sort of on a tiered basis. The top people have executed new long-term contracts and we feel very comfortable that that’s in place plus, you know, they are very motivated by the size and the opportunity of the earn-out.

Number two, the rest of the people already have contracts in place which we felt comfortable with as it sits. And then finally, there is a substantial penalty to them if they would leave and compete as far as lost opportunity in the earn-out.

Jack Dunn:	On the positive side this is a bunch of folks; their strategy runs deep. They have discussed this, they have wanted to join with a firm like ours for a number of years.

These are young folks; they don’t believe that they have even scratched the surface of what they can accomplish and they’re not taking, no individual is taking the kind of money off the table in the transaction that they believe is possible compared to what the next five years can bring for them in conjunction with us.

Tobey Sommer:	Thanks. Two questions about margins. One, I think you mentioned about $33 million in EBITDA. I’m wondering if that calculation is adjusted for equity comp just to be on an apples-to-apples basis with the way that your GAAP margins are now?

Dennis Shaughnessy:	Yeah, it is not adjusted for equity comp. It’s about, you know, it would be a margin that would be, you know, slightly – I’m talking to Ted – what did you say?

Ted Pincus:	$500,000 per year is the equity comp.

Dennis Shaughnessy:	Yeah, there’s not a lot of equity comp in there. Clearly, you know, they’ll be influenced to a certain extent by equity comp that the three new individuals, the three new executives, in their contracts will get but it’s not significant, (Toby). It’s not like in the rest. The major equity component would be the earn-out.

Jack Dunn:	The earn-out and the $24 million or so plus the stock they’ll have which will be restricted and can’t be sold. So they’re joined at the hip with us very much and at a way that really doesn’t entail a large stock-based compensation charge.

Dennis Shaughnessy:	And the guidance which we gave you factors in the equity comp and nets the equity comp against it for the top three individuals on a (123) basis as well as the amortization of not only the restricted stock but also the intangibles against that number.

Tobey Sommer:	And you’re comfortable that you won’t want to reach farther down into the organization with equity comp to align interest that way?

Dennis Shaughnessy:	Well, I think they’re getting – you have to remember if you look at the map Advent, a private equity firm, was the control shareholder and they of course are exiting for cash. So all of the restricted stock goes to the management shareholders so they’re getting about 25%, 30% of their consideration is already in restricted stock on top of which, you know, we have the earn-out in place.

So I think the restricted stock, given the percentage that they’ll already be holding coupled with the earn-out, is a pretty solid foundation to align their interest with our shareholders.

I would think, you know, you’re not going to say you’re not going to give more stock out in the future, Tobey, but I would think right now we feel very comfortable that they have a significant vested interest in FTI and the stock, you know, going forward through their ownership of the restricted stock and through their opportunity to participate in the earn-out.

Tobey Sommer:	One last question and I’ll get back in the queue. Margins appear to be pretty good in the acquired business and you said that they’ve been investing so it’s, you know, potentially opportunistic for you to expand. Would you anticipate continuing their same level of investment or accelerating it? Just kind of curious there.

Dennis Shaughnessy:	I think that the FD management has identified for us several opportunities but I would call them initially more consolidation opportunities. As Jack illustrated, they have a number of joint ventures in different parts of the world where, you know, they might be able to convert the joint venture into a wholly owned operation.

I think they’re always looking to build out, you know, some of the (offices) they have by attracting more. I mean it might be more of a group hire situation rather than an acquisition. You know, I think they certainly will be on the lookout for opportunities and I think there are certainly some financial markets where they feel under represented in and you can see them expand into.

And the modus operandi so far has been a, you know, a normally small stepping stone acquisitions into a market and then build it out. So I think it’ll be there, Tobey. We don’t see anything huge looming on the horizon though.

Tobey Sommer:	Thank you very much.

Operator:	Your next question comes from the line of Bret Manderfeld with Piper Jaffray.

Bert Manderfeld:	Good morning, guys, and my congratulations as well. Three quick questions. One, give that you said that you’d run this business on a standalone basis, is there any cost takeout that needs to be done to get to the 15 cent accretion for next year?

Second, can you comment on the impact of the deal for Q4 results?

And then finally, talk about the restructuring of the existing European business if you could touch on that. Thank you.

Thanks.

Jack Dunn:	Sure. For your first question…

Dennis Shaughnessy:	Well, for the first question the 15 cents is actually after what we think is a fairly conservative cost allocation for just sort of bringing them into, you know, a public company integration. You know, they will have the pleasure of now being regulated by Sarbox. That will take place next year. While we will leave them independent on a management basis, clearly there’ll be overall corporate expenses that we would incur in order to accomplish that.

All of that, you know, has been modeled in and the 15 cents is after that. We obviously hope we don’t spend all that but we try to be conservative in the way we forecast.

Jack Dunn:	We’ve actually handicapped the 15 cents. We haven’t built in any savings from cost synergies. We didn’t buy – for cost cutting we would be a net investor.

Dennis Shaughnessy:	Yeah, I mean I think clearly, you know, they are in cities that we are in. We will be looking at, you know, real estate consolidations. I’m not going to say that there aren’t opportunities for savings, you know, when you have that kind of a purchase.

And, you know, with the products and services they’re buying but we did not model any savings in and we did model the expenses of bringing them in.

Jack Dunn:	Okay, on your second question about its effect on the fourth quarter of ‘06, we expect that that’s going to be relatively neutral for, among other reasons, the allocation of intangibles to backlog as you know gets written off pretty quickly.

And also the costs of implementing Sarbanes-Oxley and some of the other integration costs are expected to fall heavily into the fourth quarter of this year, Tobey.

Bret Manderfeld:	Okay.

Man:	And your third question, Tobey.

Man:	It’s Bret.

Man:	I’m sorry. Sorry, Bret.

Man:	I’m sorry, Bret.

Bret Manderfeld:	Oh, just on the restructuring of the existing European business; what’s happening there?

Jack Dunn:	Yeah, what we did there was we took the opportunity of having a major presence now in the UK so we can get out of our lease over there, move our professionals who were in the electronic evidence and the ringtail and technology offering we have, into that space.

We would like to take a hard look or we have taken a hard look at our current corporate finance practice over there and believe that given some of the possibilities we have both there and in Europe, that we are going to go about attacking that market in a slightly different way so that we will be restructuring our corporate finance practice over there.

Bret Manderfeld:	Does that mean some people might be leaving that practice?

Man:	Yes.

Bret Manderfeld:	The majority – I think at one time I had heard you had 15 or so senior people – would that be the majority?

Man:	The majority, yes.

Bret Manderfeld:	Okay, very good. Thank you.

Operator:	Your next question comes from Jim Wilson with JMP Securities.

Jim Wilson:	Oh, thanks. I was wondering – I assume your 15% accretion guideline for ‘07 does not include any impact from what will be saved from the restructuring?

Jack Dunn:	It’s 15 cents, not 15%.

Jim Wilson:	No, that’s what I – Oh, I’m sorry, that’s what I meant to say if I didn’t say that.

Jack Dunn:	Okay. And no, the 15 cents is only the FD impact.

Jim Wilson:	And I know obviously the amount of charge, can you give us kind of what the ongoing annual savings would be from the restructuring from a kind of core operating expense standpoint?

Dennis Shaughnessy:	Ted?

Ted Pincus:	Well, on a gross basis the savings are expected to be $12 million to $14 million a year but we have to be very careful with that number because there could be some mitigating factors related to it. We are looking very carefully at our revenue opportunities as well.

So while that could be a maximum we would expect to incorporate into our guidance for 2007 when we release that number, you know, the full effect of the restructuring. It’s just very difficult to give you a very concrete answer to that right at the moment.

Jim Wilson:	Okay.

Ted Pincus:	We are redeploying our investments more than anything else, Jim.

Jim Wilson:	Okay. And just the other question on the mix of FD’s business; is there any difference in either margins or returns of the various business practices or are they all fairly similar?

Jack Dunn:	They’re all fairly similar.

Jack Dunn:	Yeah, similar.

Jim Wilson:	Okay. Very good. All right, thanks a lot.

Jack Dunn:	Uh-huh, thank you.

Operator:	Your next question comes from Philip Volpicelli with Goldman Sachs.

Philip Volpicelli:	Thank you very much. Most of my questions have been answered but with regards to the new notes, will they be pari passu to the existing notes?

Jack Dunn:	Yes, they are expected to be (unintelligible).

Philip Volpicelli:	Okay, thanks.

Operator:	Your next question comes from David Gold with Sidoti.

Man:	Hi, David.

David Gold:	Hey, good morning.

All:	Hi, David.

David Gold:	A couple of questions. So on the margin side just wanted to follow up a little bit. Call it say 28-ish percent that we’re looking at with some investments out there – is that in your view considered good or is the idea that as some of these geographies start to grow a bit we could even get higher than there?

Jack Dunn:	I think they’re probably pretty excellent margins. We would not view this as a margin expansion opportunity; we view it as a tremendous cross-selling collaboration opportunity and a business that, you know, has had and we hope can continue to have 20% to 30% organic growth rate. So that’s what we’re looking at here.

David Gold:	Okay. And as you look at your ‘07 forecast, the 15 cents accretion, is that predicated on, you know, a goal of 25% top line growth?

Ted Pincus:	No, it is not, David.

Dennis Shaughnessy:	Now we sensitized the numbers to a certain extent. We still expect a robust growth but we’ve backed their model down below, you know, what they’re modeling. It’s about 22% to 23%.

David Gold:	Okay, organic.

Dennis Shaughnessy:	Yes.

David Gold:	Okay. And then just lastly if you can comment a little bit about what kind of seasonality we might expect from the business.

Jack Dunn:	Yeah, we have given that 80% of it is retainer-based we don’t believe there’ll be a significant seasonality at all.

Dennis Shaughnessy:	Yeah, the retainers tend to be paid monthly or quarterly. They’re annual Evergreen type of contracts so it’s, David, they have much, much more visibility in their revenue stream and a lot less seasonality impact. I mean their cost structure, you know, might have a little more seasonality to it but the revenue side is fairly smooth.

Jack Dunn:	Yeah, we’re looking at, you know, with that and with our technology business we’re looking at – you know, we’re not there yet but moving a bunch of our revenues away from the incident-driven and into the more recurring or annuity-based type revenues.

David Gold:	Okay. And then just lastly, Jack, I’m not sure if you said it kind of this way but the percentage of business from Financial Dynamics that is international?

Jack Dunn:	It’s over 60% is outside the U.S.

David Gold:	Very good. Thanks so much.

Man:	Thank you, David.

Operator:	Your next question comes from Chuck Ruff with Insight Investments.

Chuck Ruff:	Hello. That 22% to 23% growth you assume to get to the 15 cent earning accretion, is that revenue or EBITDA or both?

Man:	It’s revenue.

Chuck Ruff:	Okay. Can you maybe flesh out a little more how you’re getting to the 15-cent accretion? What kind of EBIDTA growth are you assuming?

Ted Pincus:	The wild card in all of this that we are being extremely conservative about because it’s very unpredictable is the amount of the allocation of purchase price to amortizable intangibles.

Chuck Ruff:	Uh-huh.

Jack Dunn:	We have been extremely conservative about that. I would prefer at this point really not to give much more details on the estimate because we hope that our estimates are again conservative.

So, you know, as you try to do your modeling with that you will probably come to a higher accretion number but all we are committing to at this point is the approximate 15% - 15 cents – now I’ve got it wrong.

Chuck Ruff:	Whatever you’re assuming for that amortization wouldn’t affect the EBITDA growth?

Dennis Shaughnessy:	No, I think the company is maturing and so we expect the EBITDA growth to move somewhat lockstep, you know, with the growth of the revenue stream. So I think as Jack said before, we’re not looking for margin expansion nor are we looking for, you know, very large bites that might have a different leverage effect.

I would say that, you know, going forward we would expect a fairly constant margin of what they’re experiencing now and a growth in the aggregate contribution that mirrors the growth in revenues.

Chuck Ruff:	Okay. So if we start with 33% and grow that 22% to 23% we’re in the ballpark. I know you’re not going to commit to an exact number but is that…?

Ted Pincus:	We anticipate for the future giving guidance not only on our GAAP EPS but also because of the significant amount of intangible amortization, good will amortization, whatever you want to call it, we are going to begin to give our guidance and report our numbers showing you the effect of the amortization as well.

That’s what’s confusing here. While it doesn’t affect EBITDA, it does effect the accretion at the EPS level.

Dennis Shaughnessy:	But your back to the envelope guesstimate is solid.

Chuck Ruff:	Okay, thanks. And can you talk at least within a range what sort of interest rate you expect to have to pay on the debt?

Jack Dunn:	I think we’re constrained by all the rules on private offerings so I think we cannot.

Chuck Ruff:	Okay. All right, that’s all I had. Thanks.

Jack Dunn:	Thank you.

Operator:	Once again in order to ask a question please press star 1 on your telephone keypad.

Your next question comes from the line of Gary Merwitz with Investment Counselors of Maryland.

Jack Dunn:	Hi, Gary.

Hello?

Operator:	Sir, your line is open.

Gary Merwitz:	Can you hear me now?

All:	Yes.

Gary Merwitz:	Sorry about that. I just wonder if you could talk the attributes of the clients in Europe?

Jack Dunn:	They are blue chip Fortune 500, Fortune 100. I’ll go down and give you some names – Royal Dutch Shell, Diageo, Heineken, Lehman Brothers over there, Zurich – I’m just going through their list – Brambles, Coca-Cola, Fortis, (De Sall), Ford, KPMG, McDonald’s Europe, HSBC out of London, Votophone, Barclay’s, Aon, JP Morgan, Master Card. They represent Tata over on the London Stock Exchange, Novartis.

Gary Merwitz:	Fair. And I guess where I was going is, I guess you’ve talked in the past about the challenges in Europe really expanding your business on the economic consulting side.

Just wondering if you could talk about how this is going to make things much easier to accomplish in that regard and maybe any thoughts about challenges that you think you’ll still have in executing on the economic consulting piece?

Jack Dunn:	Yeah, what we have talked about in the past is the challenges facing expanding our restructuring business there. They are mired as we are in a market that is not very conducive. We were trying to introduce a lot of American style of our consulting over there and it was a difficult thing because there wasn’t frankly just that much work.

On the economic consulting side not only do we do a host of work there but we have very highly regarded people. We have just decided until we had more of an infrastructure there, not to try to add the type of big name economic consultants.

Now we have those offices everywhere from, you know, Dublin and London to Frankfurt that we can provide the infrastructure and the critical mass for those and plus the research capability to those type of experts. So this should greatly enhance our ability.

We have in (Unintelligible) and (Dennis Carlton) who just left us to go for we hope a sabbatical at the Justice Department where he will focus on comparative issues of international anti-competition laws to (Dan Fischel) who was the first testifier in the first Securities Class Action in the UK, (Meg Guerin-Calvert), (John Orszag) - we have a very capable, credible offering of internationally recognized economists who indeed represent the European Commission itself on occasion in some of the big merger and acquisition transactions.

Dennis Shaughnessy:	Yeah, we’re being brought in already on an economic consulting basis by FD on behalf of several of their clients to help them negotiate the regulatory hurdles on several deals that FD is working with the Boards of the acquiring companies on.

As far as the restructuring side, FD is the premier crisis communications firm, you know, in the EU. They are working on the Euro Tunnel restructuring as we speak and several others.

We think that their reputation and their reach into the financial investment bank and legal community in Europe will facilitate us gaining traction on that restructuring market when that market starts to turn around. Again, you know, the market itself right now is still very slow.

Jack Dunn:	But let me be clear again. We don’t see any impediment to being able to grow our economic consulting group in the UK, Western Europe and indeed around the world. We are involved actively and preeminently in a number of cross-border international transactions right now.

Gary Merwitz:	Fair. The last question is just if it doesn’t work out maybe the way you plan, what do you see as the greatest risks to that happening?

Jack Dunn:	To expanding internationally in the economic consulting?

Gary Merwitz:	Just on the acquisition and the successful integration and expansion of your business in Europe especially.

Jack Dunn:	Okay. Well, the model that we have chosen to go in terms of the economic consulting depends on investments and individuals. And as you remember from our model, most of what they make with us is their own hours plus a pull-through on the additional work that they bring so that our upfront investment in that is very small and it has very small cost of unwinding.

So I don’t think that – and we see that as a preferable way at the present time of (going) rather acquiring something over there. So I think it’s a good defensive move as well as a very good offense move.

Gary Merwitz:	Okay, thanks very much.

Operator:	We will now take our final question from the line of Jeev Makan with Courtside Capital.

Jeev Makan:	Hi, guys. Congratulations.

Jack Dunn:	Good morning.

Jeev Makan:	Just a clarification. I’m actually calling in from the road so I don’t have this number in front of me but on the last conference call you discussed how much dilution was coming from the European operations that at that point were under review.

Could you remind me of that and help me understand what this restructuring will do? As I think about ‘07 should I just add the dilution back to kind of the base business for next year or is it more complicated than that?

Ted Pincus:	Let me answer your question. We were running at about $1 million per month in 2006 and that is…

Jack Dunn:	In the UK.

Ted Pincus:	In the UK and that is about a penny and a third per month. That through the first six months we had $5.7 million of loss which is about 8, 8-1/2 cents effect during the first six months.

Yes, that particular activity is being restructured and that particular amount of the loss will not occur through 2007.

Dennis Shaughnessy:	To be specific, that is again in the restructuring operation. That is not on our technology or electronic evidence side which is profitable. So on the restructuring side those numbers are accurate and that is the area that we move to address, you know, stemming those losses.

Jeev Makan:	And will this restructuring be fully effective say Jan 1 or even before then?

Jack Dunn:	Before that.

Ted Pincus:	Before that.

Jeev Makan:	Okay. So off of that run rate of expense or dilution, is it fair to think that even if the rest of the business stays flat and I know you can do better than that, you get that kind of earnings (lift) next year versus this year?

Dennis Shaughnessy:	Well, that’s what we said earlier in the call and I guess you’re saying you weren’t on that. Yes, on the expense side we expect to save $12 million to $14 million but (unintelligible) particularly cautious as we continue to address, you know, our (unintelligible) profile as well.

Hopefully that will be the annualized...

Jack Dunn:	Yeah, we would hope that it would be what we designated in Europe plus more so that’s the $14 million or so.

Jeev Makan:	Just to be clear on your comment on revenue, does that imply that there’s a risk of revenue loss beyond kind of what the, you know, that might offset some of the cost decreases?

Dennis Shaughnessy:	I think when you – some of the people that will be departing as part of the restructuring we’re billing and while you transfer, you know, revenues to other people you’re always concerned that you may have some degree of precipitous stopping on the revenues or to some degree, you know, some leakage.

We don’t think it’ll be major so it’s not an overall material number to overall company. But in trying to quantify the last several cents I think as Ted said, we’ll be in a better position over the next 90 days to give a more precise number.

We know what the expense savings is; we just need to make sure that we understand if any leakage of revenues, what that number is and needs to be netted against it.

Jeev Makan:	I understand. And finally, is there any offsetting new area of expense or investment that might cause some dilution as I work through the math or would you expect all that savings to be retained by the company?

Jack Dunn:	If we understand your question, there is no other offsetting expense that would interfere with that.

Jeev Makan:	Thank you very much and congrats on the transaction.

Jack Dunn:	Thank you.

Dennis Shaughnessy:	Thank you.

Operator:	There are no further questions at this time. I would now turn the call back to management for any closing remarks.

Man:	I’d just like to again thank everybody for being with us this morning and we look forward to speaking with you further when we announce our quarter results and moving forward.

Thank you again.

Operator:	This concludes today’s FTI Consulting conference call. You may disconnect at this time.

END